EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 timothy.allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. ENTERS INTO NEW FIVE-YEAR REVOLVING CREDIT FACILITY AND NEW PRIVATE SHELF FACILITY

Des Plaines, IL, January 31, 2012 — Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, announced today the refinancing of its $90 million senior secured revolving credit facility through a new $125 million unsecured senior revolving credit facility.  In addition, the company has separately entered into a new unsecured $75 million private shelf facility.

The company’s revised capital structure will provide:

•	Longer-term liquidity and increased flexibility to invest in its business
•	The ability to borrow debt with maturities of up to 10 years
•	Fewer covenants and greater flexibility with respect to dividends and stock repurchases
•	Revolving and private placement debt that will be unsecured

The new $125 million unsecured facility, which matures in January 2017, lowers the company’s current interest rate (at closing) by approximately 125 basis points for revolver-based borrowings. The facility bears interest at a rate of LIBOR plus a margin that varies with the company’s leverage ratio. At closing, that margin is 175 basis points.

The outstanding amount borrowed under the former $90 million revolving credit facility, which was due to expire in July 2012, was approximately $69 million at December 31, 2011.  The unutilized portion of the new $125 million facility will be used for general corporate purposes, such as working capital and capital expenditures, and, to the extent opportunities arise, acquisitions and investments.

J.P. Morgan Securities LLC and PNC Capital Markets LLC led the refinancing transaction in a five-member syndicate of financial institutions which included Bank of America, N.A., JPMorgan Chase Bank, N.A., PNC Bank, N.A., Wells Fargo Bank, and Wintrust Financial Corporation.

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The company also entered into an unsecured $75 million private shelf facility with Prudential Capital Group, under which borrowings will have maturities of seven to ten years.  At closing, the company issued $25 million in senior notes at an interest rate of 4.38% for seven years, which reflects a reduction to the interest rates on the company’s existing senior notes.  The proceeds of these notes will be used primarily to finance approximately $20.3 million in principal payments due in 2012 under its existing senior notes.  The unutilized portion of the new private shelf facility is expected to be used primarily for general corporate purposes, such as working capital and capital expenditures.

David A. Schawk, president and chief executive officer, commented, “We believe the new revolving credit facility reflects continued confidence in the company’s financial performance and strategic direction, and we appreciate the strong support that we have received from our lenders.  This refinancing will provide us with an increased ability to grow and expand our brand development and deployment capabilities while realizing lower overall interest rates.”

Timothy J. Cunningham, executive vice president and chief financial officer, further commented, “We are also pleased that we received commitments well in excess of the $125 million bank facility, underscoring confidence in our strategy. Furthermore, the flexibility and maturities of the bank and private shelf facility strengthen the company’s capital structure.  This capital structure, combined with the strength of our balance sheet, provides substantial flexibility to support our overall business.”

Definitive agreements governing the new revolving credit facility and the new private shelf facility, which include the specific terms and conditions governing these facilities, will be included in a Current Report on Form 8-K expected to be filed by the company with the Securities and Exchange Commission on or about February 1, 2012.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 25 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; higher-than-anticipated costs or lower-than-anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained

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in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.